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Exhibit 5.7

August 3, 2005

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Beazer Homes USA, Inc.
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to (i) Beazer Homes Indiana, LLP, an Indiana limited liability partnership, (ii) Paragon Title, LLC, an Indiana limited liability company, and (iii) Trinity Homes, LLC, an Indiana limited liability company (collectively, the "Guarantors"), all of which are remote subsidiaries of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the direct and remote subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by Beazer of up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2015 (the "New Notes") and the issuance by the Guarantors and certain other subsidiaries listed in the Registration Statement of guarantees (the "New Guarantees") with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $350,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2013 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The New Notes and the New Guarantees will be issued under an indenture, dated April 17, 2002 (the "Original Indenture"), and a Fifth Supplemental Indenture, dated as of June 8, 2005 (the "Fifth Supplemental Indenture", and the Original Indenture as supplemented to date is referred to herein as the "Indenture") among Beazer, the Guarantors, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee (the "Trustee"). We have assumed, with your permission, that the Indenture has not been further amended, modified or supplemented since the Fifth Supplemental Indenture dated June 8, 2005. We have also assumed, with your permission, that the substantive provisions of the New Guarantees, when issued, will be identical to the provisions of Article Four of the Indenture.

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In connection with this opinion letter, we have examined copies or originals of such documents, resolutions, certificates and instruments of Beazer, its direct and remote subsidiaries and the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon certificates, statements and representations of representatives of Beazer and the Guarantors, including without limitation those factual matters included in the Registration Statement.

        Based on the foregoing, we are of the opinion that:

        1.     Beazer Homes Indiana, LLP is a general partnership subject to the Uniform Partnership Act of the State of Indiana, became registered as an Indiana limited liability partnership pursuant to a Registration to Qualify as a Limited Liability Partnership filed with the Indiana Secretary of State on December 29, 2004, and has all requisite power and authority under Indiana law and its current partnership agreement to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its obligations under the New Guarantees.

        2.     Each of Paragon Title, LLC and Trinity Homes, LLC is validly existing as a limited liability company under the laws of the State of Indiana and has all requisite power and authority, limited liability company or otherwise, to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its obligations under the New Guarantees.

        3.     Each of the Guarantors has duly authorized, executed and delivered the Indenture.

        4.     The execution and delivery by each of the Guarantors of the Indenture and the New Guarantees and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company or limited liability partnership or other action, as applicable, and do not and will not (i) require any further consent or further approval of its managers, members or partners, as applicable, or (ii) violate any provision of any law, rule or regulation of the State of Indiana or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Guarantor which violation would impair its ability to perform its obligations under the New Guarantees or (iii)  violate its (A) current partnership agreement with respect to Beazer Homes Indiana, LLP, or (B) Articles of Organization or Operating Agreement with respect to Paragon Title, LLC or Trinity Homes, LLC.

        The opinions set forth above are subject to the following qualifications and exceptions:

        Wherever this opinion is qualified by the phrase "to our knowledge" it is intended to indicate that during the course of the representation of the Guarantors as herein described by this firm, the lawyers who have been actively involved in such representation and the preparation of this opinion (the "Primary Lawyer Group") have not become consciously aware of information that would give this firm actual knowledge of the existence or absence of such facts. We have not undertaken any independent investigation to determine the existence or absence of such facts, and we accept no responsibility to make such investigation. No inferences to this firm's knowledge of the existence or the absence of such facts regarding the Guarantors should be drawn from the fact of our representation of them as herein described. For the purposes of this paragraph, the Primary Lawyer Group shall include Robert V. Kixmiller and Hillary J. Spike Fordice only.

        Counsel is a member of the Bar of the State of Indiana. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Barnes & Thornburg LLP

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  Exhibit 5.7